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Form 4                                       U.S. SECURITIES AND EXCHANGE COMMISSION              OMB APPROVAL
[ ]  Check this box if no longer                     Washington, DC. 20549                      ----------------------------------
     subject to Section 16. Form 4                                                              OMB Number              3235-0287
     or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP          Expires        September 30, 1998
     continue. See Instruction 1(b).                                                            Estimated average burden
                                                                                                hours per response ...........0.5

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                      Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------  --------------------------------------------  ---------------------------------------------
1. Name and Address of           2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person to Issuer
   of Reporting Person                                                                (Check all applicable)

   Stein,    Jay                     Stein Mart, Inc. (SMRT)                     X    Director       X     10% Owner
-------------------------------  --------------------------------------------    X    Officer              Other
   (Last)   (First)   (Middle)   3. IRS or Social Security   4. Statement for        (give title below)   (specify below)
                                    Number of Reporting         Month/Year
   1200 Riverplace Blvd.            Person (Voluntary)          April 2002           Chairman of the Board
-------------------------------                              ----------------   --------------------------------------------
          (Street)                                           5. If Amendment,   7. Individual or Joint/Group Filing (Check
                                                                Date of Original   Applicable Line)
                                                                (Month/Year)
                                                                                   X  Form filed by One Reporting Person
 Jacksonville,    FL     32207                                                        Form filed by More than One Reporting
-------------------------------  --------------------------------------------   --------------------------------------------
   (City)      (State)   (Zip)
                                 Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security            2. Trans-  3. Trans-   4. Securities Acquired    5. Amount of        6. Ownership   7. Nature of
    Instr. 3)                       action     action      (A) or Disposed of        Securities          Form:          Indirect
                                    Date       Code        (D) (Instr. 3, 4 and      Beneficially        Direct (D)     Beneficial
                                    (Month/    (Instr. 8)  5)                        Owned at End        or Indirect    Ownership
                                    Day/    ---------------------------------        of Month            (I)            (Instr. 4)
                                    Year)   Code    V    Amount  (A) or   Price      (Instr. 3 and 4)    (Instr. 4)
                                                                 (D)
------------------------------- ----------- ------ ---- ------- ------- --------- ------------------- --------------- --------------


Common Stock, $0.01 Par Value     04/15/02      G         100    D                       17,500              D
------------------------------- -----------  ----- ---- ------- ------- --------- ------------------- --------------- --------------

                                                                                         31,600 (1)          I          By Wife
------------------------------- -----------  ----- ---- ------- ------- --------- ------------------- --------------- --------------
                                                                                                                        By Stein
                                                                                     15,885,772              I         Ventures Ltd
                                                                                                                        Partnership
------------------------------- -----------  ----- ---- ------- ------- --------- ------------------- --------------- --------------
                                                                                                                         By Carey
                                                                                            200              I           Ventures
------------------------------- -----------  ----- ---- ------- ------- --------- ------------------- --------------- --------------
                                                                            TOTAL    15,935,072
------------------------------------------------------------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person. see Instrucion 4(b)(v).

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FORM 4 (continued)                   TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                            (e.g., puts, calls, warrants, options, convertible securities)




------------------------------------------------------------------------------------------------------------------------------------
1.Title  2.Con-   3.Trans-  4.Trans- 5.Number of   6.Date Exercisable  7.Title and Amount  8.Price  9.Number   10.Owner- 11.Nature
  of       ver-     action    action   Derivative    and Expiration      of Underlying       of       of Deriv-   ship      of In-
  Deri-    sion or  Date      Code     Securities    Date (Month/Day/    Securities          Deriv-   ative       Form      direct
  va-      Exer-    (Month/   (Instr.  Acquired (A)  Year)               (Instr. 3 and 4)    ative    Secu-       of De-    Bene-
  tive     cise     Day/      8)       or Disposed --------- --------- -------- ----------   Secu-    rities      riva-     ficial
  Secur-   Price    Year)              of (D)        Date     Expir-     Title  Amount       rity     Bene-       tive      Own-
  ity      of Deri-                    (Instr. 3,    Exer-    ation             or No.       (Instr.  ficially    Secur-    ership
  (Instr   vative                      4 and 5)     cisable   Date              of Shares     5)      Owned       ity       (Instr
  3)       Secur-                                                                                     at End      Direct    4)
           ity                                                                                        of Month    (D) or
                                                                                                      (Instr 4)   In-
                                                                                                                  direct
                                                                                                                  (I)
                            ----------------------                                                                (Instr
                            Code    V   (A)  (D)                                                                  4)
--------------------------  ------ ---  ---- ----- --------- --------- -------- ---------- -------- ---------- --------- -----------

--------------------------  ------ ---  ---- ----- --------- --------- -------- ---------- -------- ---------- --------- -----------


--------------------------  ------ ---  ---- ----- --------- --------- -------- ---------- -------- ---------- --------- ----------


--------------------------  --------------- ------------ ------------- ------------------- -------- ---------- --------- ----------
Explanation of Responses:


   (1) The reporting person acquired  beneficial  ownership of these shares upon his marriage to their owner.









**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Jay Stein                    5/10/02
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               ---------------                  --------
                                                                                           **Signature of Reporting Person   Date
Note:   File three copies of this Form, one of which must be manually signed.
        If space provided is insufficient, see Instruction 6 for procedure.

999.1430.1                                                                                                                  Page 2
Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                          SEC 1474 (7/96)

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